Exhibit 99.1

1550 Peachtree Street, N.W.  Atlanta, Georgia 30309

NEWS RELEASE

Contact:
Jeff Dodge	Tim Klein
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8555
jeff.dodge@equifax.com	tim.klein@equifax.com

Equifax Announces New Director

ATLANTA, Oct. 15, 2013 -- Equifax Inc. (NYSE: EFX) today announced that Robert D. Marcus has been elected to the Board of the Directors effective November 1, 2013, and will also serve on the Board's Governance Committee effective January 1, 2014. Following this change, the company's Board will consist of 10 directors, including nine independent directors.

Mr. Marcus is President and Chief Operating Officer and a director of Time Warner Cable Inc. (TWC). He oversees Residential Services, serving more than 14.7 million customers in 29 states; Business Services, serving more than 579,000 small, medium and enterprise sized businesses; Media Services, the company’s advertising arm; and Technology and Network Operations.  TWC has announced that, effective January 1, 2014, Mr. Marcus will become its Chairman and Chief Executive Officer.

Richard F. Smith, Equifax Chairman and Chief Executive Officer, said: "Rob Marcus is an outstanding addition to our Board. He brings extensive experience in operations, strategy, acquisitions and working in a regulated environment. His oversight of marketing, customer care, technology, commercial and media services will be valuable to Equifax as we develop and market new technology-based products and services for consumers and businesses."

Prior to assuming his current position in December 2010, Mr. Marcus was Senior Executive Vice President and Chief Financial Officer of TWC and in this position orchestrated the company’s spinoff from Time Warner Inc. in 2009, its move to a publicly traded company in 2007, and several key acquisitions and mergers that expanded its footprint and services.

Mr. Marcus joined TWC in August 2005 as Senior Executive Vice President, overseeing corporate groups including mergers and acquisitions, business affairs, programming and human resources. In January 2008, he assumed accountability for finance functions, adding Chief Financial Officer to his title. From 1998 until he joined TWC, Mr. Marcus held various positions at Time Warner Inc., including Senior Vice President of Mergers and Acquisitions. From 1990 to 1997, he practiced law at Paul, Weiss, Rifkind, Wharton & Garrison, where TWC was his client.

Mr. Marcus received a J.D. from Columbia Law School in 1990, where he was a Harlan Fiske Stone Scholar and editor of the Columbia Law Review. He earned a B.A., magna cum laude, from Brown University in 1987.

About Equifax

Equifax (NYSE:EFX) is a global leader in consumer, workforce and commercial information solutions, that provides businesses of all sizes and consumers with insight and information they can trust. Equifax organizes and assimilates data on more than 500 million consumers and 81 million businesses worldwide, and uses advanced analytics and proprietary technology to create and deliver customized insights that enrich both the performance of businesses and the lives of consumers. Headquartered in Atlanta, Equifax operates or has investments in 18 countries and is a member of Standard & Poor's (S&P) 500® Index.  Its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX.

In 2013, Equifax was named a Bloomberg BusinessWeek Top 50 company, was #3 in Fortune's Most Admired list in its category, and was named to the InfoWeek 500 as well as the FinTech 100. For more information, please visit www.equifax.com.